UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2023 (November 9, 2023)

Assurant, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31978	39-1126612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

260 Interstate North Circle SE
Atlanta, Georgia 30339
(770) 763-1000
(Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 Par Value	AIZ	New York Stock Exchange
5.25% Subordinated Notes due 2061	AIZN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2023, Assurant, Inc. (the “Company”) announced the appointment of Keith R. Meier to serve as Executive Vice President, Chief Financial Officer, and Francesca L. Luthi to serve as Executive Vice President, Chief Operating Officer, each effective immediately. Mr. Meier, 53, most recently served as Executive Vice President, Chief Operating Officer since January 2022. Prior to that, Mr. Meier served as Executive Vice President and President, International from June 2016 to December 2021, and has held various executive positions since joining the Company in 1998. Ms. Luthi, 47, most recently served as Executive Vice President, Chief Administrative Officer since July 2020, a position that has been eliminated. Prior to that, Ms. Luthi served as Executive Vice President, Chief Communication and Marketing Officer from September 2015 to July 2020, and has held various senior positions since joining the Company in 2012.

On November 15, 2023, the Company concurrently announced that Richard S. Dziadzio ceased serving as Executive Vice President, Chief Financial Officer, effective immediately, and will depart from the Company on March 18, 2024 (the “Separation Date”). In connection with his departure, the Company and Mr. Dziadzio entered into a separation agreement on November 14, 2023 (the “Separation Agreement”), providing for: (i) a cash payment equal to Mr. Dziadzio’s base salary at the rate in effect immediately prior to the Separation Date plus his 2023 target annual performance bonus payable in monthly installments for the twelve month period following the Separation Date (the “Relevant Period”); (ii) payment of Mr. Dziadzio’s 2023 annual performance bonus in March 2024 in accordance with the Amended and Restated Assurant, Inc. Executive Short Term Incentive Plan; and (iii) payment for the Company’s contributions for Mr. Dziadzio’s health insurance coverage for the Relevant Period. Following the Separation Date, the unvested portions of Mr. Dziadzio’s equity awards will vest on a prorated basis pursuant to their respective terms and the Assurant, Inc. 2017 Long Term Equity Incentive Plan, as amended and restated (the “ALTEIP”). Mr. Dziadzio will be subject to non-compete and non-solicitation restrictions for the Relevant Period. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ending December 31, 2023.

In connection with Mr. Meier’s appointment as Executive Vice President, Chief Financial Officer, he will receive the following compensation: (i) annual base salary of $730,000; (ii) new 2023 target annual performance bonus opportunity of 120% of his applicable annual base salary on a pro-rated basis from time of appointment; and (iii) target 2024 long-term incentive opportunity of 330% of his adjusted annual base salary. Mr. Meier will also receive a one-time equity award on March 16, 2024 with a grant date value of approximately $1,000,000, with 25% of such amount in the form of restricted stock units (“RSUs”) and 75% of such amount in the form of performance stock units (“PSUs”) under the ALTEIP.

In connection with Ms. Luthi’s appointment as Executive Vice President, Chief Operating Officer, she will receive the following compensation: (i) annual base salary of $625,000; (ii) 2023 target annual performance bonus opportunity of 100% of her applicable annual base salary; and (iii) target 2024 long-term incentive opportunity of 280% of her adjusted annual base salary. Ms. Luthi will also receive a one-time equity award on March 16, 2024 with a grant date value of approximately $750,000, with 25% of such amount in the form of RSUs and 75% of such amount in the form of PSUs under the ALTEIP.

Other than as set forth above, Mr. Meier and Ms. Luthi will continue to participate in the Company’s compensation and benefits programs in the manner described in the Company’s 2023 Proxy Statement filed on March 23, 2023.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s news release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01. The information being furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in any such filing.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

99.1	News Release, dated November 15, 2023.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSURANT, INC.

Date: November 15, 2023	By:	/s/ Mariana Wisk
Name: Mariana Wisk
Title: Senior Vice President and Corporate Secretary